As filed with the Securities and Exchange Commission on September 28, 2012
 Registration No. 333-33038

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

Post-Effective Amendment No. 2
to
Form S-8
Registration Statement
Under
The Securities Act of 1933
____________________
Autobytel Inc.
(Exact Name of Registrant as Specified in Its Charter)
_________________________

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Blvd., Suite 200 Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Autobytel Inc. Retirement Savings Plan
(Full title of the plan)
Glenn E. Fuller, Esq.
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
(Name and address of agent for service)

(949) 225-4500
(Telephone number, including area code, of agent for service)

With a copy to:

Keith P. Bishop, Esq.
Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, CA  92614-7321
Telephone:  (949) 851-5428

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer  ☐            Accelerated filer  ☐            Non-accelerated filer  ☐           Smaller reporting company  ☒
                                                                               (Do not check if a smaller reporting company)

Explanatory Note
Deregistration of Shares

Autobytel Inc., a Delaware corporation ("Registrant"), is filing this Post-Effective Amendment No. 2 to the Form S-8 Registration Statement (File No. 333-33038) to deregister shares of Registrant's common stock, par value $0.001 per share, previously registered for offer and sale under the Autobytel Inc. Retirement Savings Plan formerly known as the Autobytel.com Inc. Retirement Savings Plan (the "Plan").

On March 22, 2000, Registrant filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-8 (File No. 333-33038), as amended by that certain Post-Effective Amendment No. 1 to Form S-8 filed with the Commission on June 15, 2000 (as amended, the "Form S-8"), pursuant to which it registered 300,000 shares* of Registrant's common stock, par value $.001 per share, to be issued to participants under the Plan ("Shares").

In accordance with an undertaking made by Registrant in the Form S-8 to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offering, Registrant hereby removes from registration all of such Shares of Registrant registered but unsold under the Form S-8, if any.

*  60,000 shares on a post 1-for-5 reverse stock split basis that became effective on July 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 333-33038) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 28, 2012.

Autobytel Inc.

By:   /s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal
and Administrative Officer and Secretary

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